As filed with the Securities and Exchange Commission on September 3, 2008

Registration No. 333-19513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INSIGHTFUL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	04-2842217
(State of incorporation)	(I.R.S. Employer Identification Number)

1700 Westlake Avenue North, Suite 500

Seattle, Washington 98109-3044

(206) 283-8802

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William R. Hughes

Chief Executive Officer

Insightful Corporation

3303 Hillview Avenue

Palo Alto, CA 94304

(650) 846-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

                                                   (Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-19513) (the “Registration Statement”) of Insightful Corporation (the “Company”).

On September 3, 2008 (the “Merger Date”), pursuant to the terms of an Agreement and Plan of Merger, dated as of June 18, 2008 (the “Merger Agreement”), by and among the Company, TIBCO Software Inc. (“TIBCO”) and Mineral Acquisition Corporation, a wholly-owned subsidiary of TIBCO (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock was converted into the right to receive cash, net of tax withholding and without interest, in an amount equal to $1.87 per share.

In connection with the Merger, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on September 3, 2008.

INSIGHTFUL CORPORATION

By:	/s/ William R. Hughes
William R. Hughes
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William R. Hughes William R. Hughes	Chief Executive Officer (Principal Executive Officer), and Director	September 3, 2008

/s/ Laura Malinasky Laura Malinasky	Chief Financial Officer (Principal Financial Officer), and Director	September 3, 2008